Exhibit 99.(d)

INVESTMENT ADVISORY
AGREEMENT FOR

OAKMARK U.S. LARGE CAP ETF

HARRIS OAKMARK ETF TRUST, a Delaware statutory trust registered under the Investment Company Act of 1940 (the “1940 Act”) as an open-end diversified management investment company (the “Trust”), and HARRIS ASSOCIATES L.P., a Delaware limited partnership registered under the Investment Advisers Act of 1940 as an investment adviser (the “Adviser”), agree as follows:

1.             Appointment of the Adviser. The Trust appoints the Adviser to act as manager and investment adviser to Oakmark U.S. Large Cap ETF (the “Fund”), a series of the Trust, for the period and on the terms herein set forth. The Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided.

2.	Services of the Adviser.

(a)             The Adviser shall manage the investment and reinvestment of the assets of the Fund, subject to the supervision of the Board of Trustees of the Trust (the “Board” or “Trustees”), for the period and on the terms set forth in this agreement. The Adviser shall give due consideration to the investment policies and restrictions and the other statements concerning the Fund in the Trust’s Amended and Restated Agreement and Declaration of Trust (the “Declaration of Trust”), bylaws and as reflected in the registration statement, and with respect to the investment policies and restrictions, as adopted by the Board or shareholders of a Fund, under the 1940 Act and the Securities Act of 1933 (the “1933 Act”), and to the provisions of the Internal Revenue Code of 1986, as amended, applicable to the Trust as a regulated investment company. The Adviser shall be deemed for all purposes to be an independent contractor and not an agent of the Trust or the Fund, and unless otherwise expressly provided or authorized, shall have no authority to act or represent the Trust or the Fund in any way.

(b)             The Adviser shall place all orders for the purchase and sale of portfolio securities for the account of the Fund with brokers or dealers selected by the Adviser. In executing portfolio transactions and selecting brokers or dealers, the Adviser will use its best efforts to seek on behalf of the Fund the best overall terms available for any transaction. The Adviser shall consider all factors it deems relevant, including the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer, and the reasonableness of the commission, if any (for the specific transaction and on a continuing basis).

(c)             To the extent reflected in the Trust’s registration statement under the 1933 Act, in evaluating the best overall terms available, and in selecting the broker or dealer to execute a particular transaction, the Adviser may also consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) provided to the Fund and/or other accounts over which the Adviser or an affiliate of the Adviser exercises investment discretion. Consistent with the Rules of Fair Practice of the National Association of Securities Dealers, Inc. and subject to seeking the most favorable combination of net price and execution available, the Adviser may consider sales of shares of the Fund as a factor in the selection of broker-dealers to execute portfolio transactions for the Fund. The Adviser is authorized to pay to a broker or dealer who provides such brokerage and research services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if, but only if, the Adviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of that particular transaction or in terms of all of the accounts over which investment discretion is so exercised.

(d)             The Adviser shall provide such services to the Fund on the terms and conditions acceptable to the Board and shall provide, or engage to provide, such services required for effective administration of the Fund as are not provided by employees or other agents engaged by the Fund; provided, that the Adviser shall not have any obligation to provide under this Agreement any direct or indirect services to the holders of interests in the Fund, any services related to the sale of interests in the Fund, or any other services which are the subject of a separate agreement or arrangement between the Fund and the Adviser.

3.             Services Other than as the Adviser. The Adviser (or an affiliate of the Adviser) may act as broker for the Trust in connection with the purchase or sale of securities by or to the Trust if and to the extent permitted by procedures adopted from time to time by the Board. Such brokerage services are not within the scope of the duties of the Adviser under this agreement, and, within the limits permitted by law and the Board, the Adviser (or an affiliate of the Adviser) may receive brokerage commissions, fees or other remuneration from the Trust for such services in addition to its fee for services as Adviser. Within the limits permitted by law, the Adviser may receive compensation from the Trust for other services performed by or for the Trust which are not within the scope of the duties of the Adviser under this agreement.

4.             Expenses to be Paid by the Adviser. Except as otherwise provided in Paragraph 5 below, the Adviser agrees to pay all expenses incurred by the Fund.

5.             Expenses to be Paid by the Trust. The Trust, on behalf of the Fund, agrees to pay all of the following expenses: (i) interest and taxes (including, but not limited to, income, excise, transaction, transfer and withholding taxes); (ii) expenses of the Fund incurred with respect to the acquisition, voting and/or disposition of portfolio securities and the execution of portfolio transactions, including brokerage commissions; (iii) acquired fund fees and expenses; (iv) dividend and interest expenses relating to short sales; (v) expenses incurred in connection with any distribution plan adopted by the Trust on behalf of a Fund in compliance with Rule 12b-1 under the 1940 Act, including distribution fees; (vi) the compensation payable to the Adviser under this Agreement; (vii) securities lending expenses; (viii) costs of holding shareholder meetings and proxy related expenses; (ix) litigation and indemnification expenses; (x) tax reclaim expenses; and (xi) any extraordinary expenses.

6.             Compensation of the Adviser. For the services to be rendered and the charges and expenses to be assumed and to be paid by the Adviser hereunder, the Trust shall pay out of Fund assets to the Adviser a monthly fee, based on the Fund’s average daily net assets, at the annual rate of 0.64%. The fees shall be paid on a monthly basis. The fee payable hereunder shall be reduced proportionately during any month in which this agreement is not in effect for the entire month.

7.             Services of the Adviser Not Exclusive. The services of the Adviser to the Trust on behalf of the Fund hereunder are not exclusive, and the Adviser shall be free to render similar services to others so long as its services under this agreement are not impaired by such other activities.

8.             Liability of the Adviser. The Adviser shall not be liable to the Trust or the Fund or its shareholders for any loss suffered by the Trust or the Fund or its shareholders from or as a consequence of any act or omission of the Adviser, or of any of the partners, employees or agents of the Adviser, in connection with or pursuant to this agreement, except by reason of willful misfeasance, bad faith or gross negligence on the part of the Adviser in the performance of its duties or by reason of reckless disregard by the Adviser of its obligations and duties under this agreement.

9.             Liability of the Trust. The obligations of the Trust or the Fund hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust, personally, but shall bind only the assets and property of the Trust as provided in its Declaration of Trust.

10.           Use of the Adviser’s Name. The Trust may use the name “Harris Oakmark ETF Trust,” or any other name derived from the name “Harris,” and the name “Oakmark” only for so long as this agreement or any extension, renewal or amendment hereof remains in effect, including any similar agreement with any organization which shall have succeeded to the business of the Adviser as investment adviser. At such time as this agreement or any extension, renewal or amendment hereof, or such other similar agreement shall no longer be in effect, the Trust will (by amendment of its Declaration of Trust, if necessary) cease to use any name derived from the name “Harris,” any name similar thereto or any other name indicating that it is advised by or otherwise connected with the Adviser, or with any organization which shall have succeeded to the business of the Adviser as investment adviser, and shall cease to use the name “Oakmark” or any name derived from the name “Oakmark.” The consent of the Adviser to the use of such names by the Trust shall not prevent the Adviser from permitting any other enterprise, including another investment company, to use such name or names.

11.	Duration and Renewal.

(a)             Unless terminated as provided in Paragraph 12, this agreement shall continue in effect until October 31, 2026, and thereafter from year to year only so long as such continuance is specifically approved at least annually (a) by a majority of those Trustees who are not interested persons of the Trust, a Fund, or of the Adviser, and (b) by either the Board or a vote of the holders of a majority of the outstanding shares of the Fund (which term as used throughout this agreement shall be construed in accordance with the definition of “vote of a majority of the outstanding voting securities of a company” in Section 2(a)(42) of the 1940 Act).

(b)             Any approval of this agreement by the holders of a majority of the outstanding shares of the Fund shall be effective to continue this agreement notwithstanding that it has not been approved by the vote of a majority of the outstanding shares of the Trust, unless such approval shall be required by any other applicable law or otherwise.

12.           Termination. This agreement may be terminated at any time, without payment of any penalty, by the Board, or by a vote of the holders of a majority of the outstanding shares of the Fund, upon 60 days’ written notice to the Adviser. This agreement may be terminated by the Adviser at any time upon 60 days’ written notice to the Trust. This agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the 1940 Act).

13.           Amendment. This agreement may not be amended without the affirmative vote (a) of a majority of those Trustees who are not “interested persons” (as defined in Section 2(a)(19) of the 1940 Act) of the Trust or the Fund and (b) of the holders of a majority of the outstanding shares of the Fund.

14.           Privacy of Nonpublic Personal Information. The Adviser shall not disclose or use “nonpublic personal information” (as defined in Rule 3(t) of Regulation S-P, adopted by the Securities and Exchange Commission), except as necessary to carry out the purposes for which the Trust disclosed such information to the Adviser, including information that is used in accordance with Rules 14 and 15 of Regulation S-P in the ordinary course of business to carry out those purposes.

Dated: November 1, 2024

HARRIS OAKMARK ETF TRUST

By:	/s/ Rana J. Wright
Name: Rana J. Wright
Title: President

HARRIS ASSOCIATES L.P.
by Harris Associates, Inc., its General Partner

By:	/s/ Christopher W. Keller
Name: Christopher W. Keller
Title: President

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